EXHIBIT 1 - FINANCIAL STATEMENTS









                          INDEX TO FINANCIAL STATEMENTS



                                                                 	PAGE

       ACCOUNTANTS' REPORT ON THE FINANCIAL STATEMENTS	             1

       BALANCE SHEETS	                                             2-3

       STATEMENT OF OPERATIONS	                                    4-5

       STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY                	6

       STATEMENT OF CASH FLOWS                                    	7-8

       NOTES TO FINANCIAL STATEMENTS                              	9-19

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Electronic Systems Technology, Inc.
415 N. Quay, Suite 4
Kennewick, WA  99336


We have audited the accompanying balance sheets of ELECTRONIC SYSTEMS TECHNOLOGY, INC. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ELECTRONIC SYSTEMS TECHNOLOGY, INC. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


	ROBERT MOE & ASSOCIATES, PS

Spokane, Washington
February 6, 1998

                        ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                                 BALANCE SHEETS
                           December 31, 1997 and 1996

                                     ASSETS
                                              1997            1996
                                          ------------    -----------
   CURRENT ASSETS
     Cash                                 $      6,237    $     5,717
     Money market investment                   405,815        482,892
     Certificate of Deposit                    439,708        724,573
     Commercial paper                          615,000        200,000
     Accounts receivable, net of
       allowance for uncollectibles of
       $1,284-1997 and $1,284-1996             268,980         38,311
     Inventory                                 319,127        401,305
     Accrued interest                            7,439          2,707
     Prepaid insurance                           3,098          3,101
     Prepaid expenses                               75          6,930
     Prepaid Federal income taxes                    -         26,355
     Deferred tax asset                              -            411
                                            -----------     ---------
     Total current assets                     2,065,479     1,892,302
                                            -----------     ---------
   PROPERTY & EQUIPMENT
     Leasehold improvements                      13,544        13,544
     Laboratory equipment                       298,027       276,421
     Furniture & fixtures                        15,017        15,017
     Dies & molds                                20,827        21,612
                                            -----------     ---------
                                                347,415       326,594
     Less accumulated depreciation              214,491       185,384
                                            -----------     ---------
                                                132,924       141,210
                                            -----------     ---------
   OTHER ASSETS
     Patent costs, net of amortization
       of $1,453-1997 and $1,344-1996               933         1,042
     Deposits                                       340           340
     Capitalized software cost of
       $64,852-1997 net of amortization
       of $58,717; $64,062-1996 net of
       amortization of $56,247                    6,135         7,815
                                            -----------     ---------
                                                  7,408         9,197
                                            -----------     ---------
    TOTAL ASSETS                             $2,205,811    $2,042,709
                                            ===========     =========


                         ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                                    BALANCE SHEETS
                              December 31, 1997 and 1996

                         LIABILITIES AND STOCKHOLDERS' EQUITY

                                                  1997              1996
                                             ------------       ------------
  CURRENT LIABILITIES
     Accounts payable                        $     29,931       $     15,035
     Accrued payroll                                3,704              1,288
     Accrued payroll taxes                            930              1,816
     Accrued excise taxes payable                     959                418
     Accrued vacation pay                          16,896             12,218
     Federal income taxes payable                  24,793                  -
                                             ------------       ------------
     Total current liabilities                     77,213             30,775
                                             ------------       ------------
  STOCKHOLDERS' EQUITY
     Common stock, $.001 par value,
     50,000,000 shares authorized,
     4,953,667-1997 and 4,953,667-1996
     shares issued and outstanding                  4,954              4,954
     Additional paid-in capital                   894,129            894,129
     Retained earnings                          1,229,515          1,112,851
                                             ------------       ------------
                                                2,128,598          2,011,934
                                             ------------       ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $  2,205,811       $  2,042,709
                                             ============       ============























       The accompanying notes are an integral part of this statement

                             ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                                   STATEMENT OF OPERATIONS
                    for the years ended December 31, 1997, 1996 and 1995

                                            1997         1996        1995
                                        -----------   ---------   ----------
  SALES                                 $1,337,303    $1,190,304  $1,535,071
  COST OF SALES
    Beginning inventory                    401,305       297,037     423,932
    Purchases and allocated costs          492,985       595,119     475,691
                                        -----------   ----------  ----------
                                           894,290       892,156     899,623
    Ending inventory                       319,127       401,305     297,037
                                        -----------   ----------  ----------
                                           575,163       490,851     602,586
  GROSS PROFIT                             762,140       699,453     932,485
                                        -----------   ----------  ----------
  OPERATING EXPENSES
    Advertising                             51,935        54,969      50,619
    Amortization                             2,579         1,837       1,837
    Bad Debts                                    0             0      54,474
    Commissions-sales                       21,036        22,972      31,974
    Dues & Subscriptions                     4,180         5,407       7,700
    Depreciation                            32,599        30,303      25,379
    Insurance                                7,568         6,528       6,911
    Materials & supplies                    22,079        26,060      12,383
    Office & administration                 11,371        18,517      16,628
    Printing                                 8,443        10,203      13,104
    Professional services                   56,215        77,795      46,113
    Rent & utilities                        32,932        26,001      25,895
    Repair & maintenance                    10,759        13,080       6,992
    Salaries                               408,840       413,920     391,826
    Taxes                                   74,806        73,412      74,333
    Telephone                               11,463        11,639      11,159
    Trade shows                             19,755        17,682       8,688
    Travel expenses                         36,804        54,837      53,778
                                        ----------    ----------   ---------
                                           813,364       865,162     839,793
    Expenses allocated to cost of sales   (227,389)     (257,035)   (280,650)
                                        ----------    ----------   ---------
                                           585,975       608,127     559,143
                                        ----------    ----------   ---------
  OPERATING INCOME                         176,165        91,326     373,342
                                        ----------    ----------   ---------










The accompanying notes are an integral part of this statement

                          ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                                STATEMENT OF OPERATIONS
                  for the years ended December 31, 1997, 1996 and 1995

                                            1997        1996         1995
                                         ----------   ---------   ----------
OTHER INCOME
   Interest income                           63,347      62,206       58,359
   Site support reimbursement net of
       allocated costs                        6,799      16,192       24,259
   Loss on disposition of assets               (184)       (238)      (1,870)
   Realized loss on marketable securities
       due to impairment                          -           -      (49,953)
   Realized loss on marketable securities         -      (3,522)           -
   Uncollectible accounts recovered               -      57,204            -
   Recovery from marketable securities
       litigation                             1,633      11,288            -
                                         ----------    --------     ---------
                                             71,595     143,130       30,795
                                         ----------    --------     ---------
INCOME BEFORE PROVISION FOR FEDERAL
  INCOME TAXES                              247,760     234,456      404,137
PROVISION FOR FEDERAL INCOME TAXES           81,559      75,721      136,428
                                         ----------    --------     ---------
NET INCOME                                 $166,201    $158,735     $267,709
                                         ==========    ========     =========

BASIC EARNINGS PER SHARE                   $   0.03    $   0.03     $   0.05
                                         ==========    ========     =========
DILUTED EARNINGS PER SHARE                 $   0.03    $   0.03     $   0.05
                                         ==========    ========     =========























          The accompanying notes are an integral part of this statement

                            ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                      STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                    for December 31, 1994 through December 31, 1997

                                                        Additional         Loss on
                                   Common Stock           Paid-In         Marketable         Retained
                              Shares        Amount        Capital         Securities         Earnings         TOTAL
                            ----------    ----------   -------------    --------------     -----------     -------------
BALANCE AT
 December 31, 1994          5,006,667        $5,007       $918,057         $(53,913)           $  686,407     $1,555,558

Unrealized holding loss
 reclassified to realized
 loss due to impairment            -             -              -            53,913                               53,913

NET INCOME
 December 31, 1995                 -             -              -                -                267,709        267,709
                            ----------     ----------   -------------    -------------        ------------    -----------
                            5,006,667         5,007        918,057               -                954,116      1,877,180
REPURCHASE OF COMMON STOCK:
 May 17, 1996                  (7,000)           (7)        (3,143)                                               (3,150)
 June 26, 1996                (13,000)          (13)        (6,658)                                               (6,671)
 July 8, 1996                  (3,000)          ( 3)        (1,527)                                               (1,530)
 September 3, 1996            (30,000)          (30)       (12,600)                                              (12,630)

NET INCOME
 December 31, 1996                 -              -             -                -                158,735        158,735
                            ----------     ----------   ------------     --------------       ------------     ----------
                            4,953,667         4,954        894,129               -              1,112,851      2,011,934
CASH DISTRIBUTIONS
 DECLARED:
 $0.01 per share                   -              -             -                -                (49,537)       (49,537)

NET INCOME
 December 31, 1997                 -              -             -                -                166,201        166,201
                            -----------    ----------   ------------     --------------       ------------     ----------
BALANCE AT
 December 31, 1997          4,953,667        $4,954       $894,129         $     -             $ 1,229,515    $2,128,598
                            ===========    ==========   ============     ==============       ============     ==========















      The accompanying notes are an integral part of the financial statements

                              ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                                  STATEMENT OF CASH FLOWS
                   for the years ended December 31, 1997, 1996 and 1995

                                                   1997         1996        1995
                                                ---------    ---------    --------
CASH FLOWS PROVIDED (USED) IN
  OPERATING ACTIVITIES:
    Net income                                 $  166,201   $  158,735    $  267,709
  Noncash expenses included in income:
    Depreciation                                   32,599       30,303        25,379
    Amortization                                    2,579        1,836         1,837
    Deferred income taxes                             411        4,876       (17,035)
    Loss on disposition of assets                     184          238         1,870
    Realized loss/impaired securities                   -        3,522        49,953
  Decrease (increase) in Current Assets:
    Accounts receivable, net                     (230,668)     119,609         6,391
    Inventory                                      82,178     (104,268)      126,895
    Other current assets                           28,481      (31,214)       13,587
  Increase (decrease) in Current Liabilities:
    Accounts payable, accrued expenses
        and other current liabilities              21,644      (44,152)       41,730
    Federal Income Taxes Payable                   24,793      (58,665)       59,863
                                               -----------   ----------   -----------
Net Cash Provided By Operating Activities         128,402       80,820       578,179
                                               -----------   ----------   -----------
CASH FLOWS PROVIDED (USED) IN
   INVESTING ACTIVITIES:
    Deposit                                             -            -           497
    Capitalized software                             (790)      (2,919)            -
    Additions to property & equipment             (24,497)     (26,508)      (68,373)
    Certificates of deposit-over 3 months               -      102,000      (102,000)
    Institutional Governmental Income Fund              -            -       (17,344)
    Proceeds from sale of marketable securities         -      117,595             -
                                                -----------  ----------   -----------
    Net Cash Used In Investing Activities         (25,287)     190,168      (187,220)
                                                -----------  ----------   -----------
CASH FLOWS PROVIDED (USED) IN
  FINANCING ACTIVITIES:
    Repurchase common stock                             -      (23,981)            -
    Distributions paid                            (49,537)           -             -
    Proceeds from note receivable                       -        3,449         1,800
                                                -----------  ----------   -----------
    Net Cash Provided By Financing Activities     (49,537)     (20,532)        1,800
                                                -----------  ----------   -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                 53,578      250,456       392,759

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                           1,413,182    1,162,726       769,967
                                                -----------  ----------   -----------
 CASH AND CASH EQUIVALENTS AT ENDING OF PERIOD $1,466,760   $1,413,182    $1,162,726
                                                ===========  ==========   ===========

     The accompanying notes are an integral part of these financial statements

                            ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                                  STATEMENT OF CASH FLOWS
                   for the years ended December 31, 1997, 1996 and 1995

                                                1997         1996          1995
                                              ---------    --------      --------
SUPPLEMENTAL DISCLOSURES OF CASH
  FLOWS INFORMATION:
     Cash paid during the year for:
        Interest                                     -           -             -
        Income taxes                       $    30,000    $  155,865  $    77,129
                                              =========    =========     ========
     Cash and Cash equivalents:
        Cash                               $     6,237    $    5,717  $    15,765
        Money Market                           405,815       482,892      444,335
        Certificates of deposit (maturity=
            3 months or less)                  439,708       724,573      402,626
        Commercial paper (maturity=
            3 months or less)                  615,000       200,000      300,000
                                              ---------    ----------   ---------
                                            $1,466,760    $1,413,182   $1,162,726
                                              =========    ==========   =========






























  The accompanying notes are an integral part of these financial statements

                        ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                            NOTES TO FINANCIAL STATEMENTS

1 -	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ORGANIZATION: The Company was incorporated under the laws of the State of Washington on February 10, 1984, primarily to develop, produce, sell and distribute wireless modems that will allow communication between peripherals via radio frequency waves.

ACCOUNTING ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION: The Company recognizes revenue from product sales upon shipment to the customer. Revenues from site support are recognized as the Company performs the services in accordance with agreement terms.

ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS: The Company uses the reserve method for recording allowance for uncollectible accounts. The amount included in Allowance for Uncollectible Accounts consists of $1,284 as of December 31, 1997, and $1,284 as of December 31, 1996.

INVENTORY: Inventories are stated at lower of cost or market with cost determined using the FIFO (first in, first out) method. Inventories consisted of the following:

                                1997         1996         1995
                            -----------   ----------   ----------
          Parts              $218,263      $260,397     $198,487
          Work in progress     26,582        68,555
          Finished goods       74,282        72,353       98,550
                            -----------   ----------   ----------
                             $319,127      $401,305     $297,037
                            ===========   ==========   ==========

PROPERTY AND EQUIPMENT: Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The useful life of property and equipment for purposes of computing depreciation is five to seven years. The useful life for leasehold improvements is thirty-one and a half years. The Company periodically reviews its long-lived assets for impairment and, upon indication that the carrying value of such assets may not be recoverable, recognizes an impairment loss by a charge against current operations.

PATENT COSTS: Expenses incurred in connection with the patent have been capitalized and are being amortized over 17 years.

RESEARCH AND DEVELOPMENT: Research and development costs are expensed as incurred. Research and development expenditures for new product development and improvements of existing products by the Company for 1997, 1996, and 1995 were $128,110, $135,468, and $85,265, respectively.

                    ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                       NOTES TO FINANCIAL STATEMENTS

1 - ORGANIZATION AND SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES (continued)

EARNINGS (LOSS) PER COMMON SHARE: Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The primary weighted average number of common shares outstanding was 5,521,283, 5,478,558, and 5,433,174, for the years ended December 31, 1997,
1996, and 1995 respectively.

                                                For the Year Ended 1997
                                       ---------------------------------------
                                      Income           Shares          Per-Share
                                    (Numerator)     (Denominator)        Amount
                                   -------------   ---------------     ---------
         BASIC EPS
Income available to common
        stockholders                 $166,201        5,521,283           $0.03
                                   =============   ===============     =========
        DILUTED EPS
  Income available to common
stockholders + assumed conversions   $166,201        5,543,667           $0.03
                                   =============   ===============     =========

CAPITALIZED SOFTWARE COSTS: In August, 1985, the Statements of Financial Accounting Standards No. 86 was issued by the Financial Accounting Standards Board (FASB), directing that the costs of creating a computer software product to be sold, leased, or otherwise marketed, and which are incurred after the product's technological feasibility has been established, be capitalized. During 1986 the Company adopted this statement as permitted by the FASB No. 86 and, accordingly, capitalized all such costs subsequent to 1985. Costs incurred prior to 1986 are not permitted to be capitalized by FASB No. 86 and the Company has not capitalized such costs. All costs capitalized under FASB No. 86 are required to be amortized over their estimated revenue-producing lives, not to exceed five years, beginning on the date the product is available for distribution to customers.

Amortization of capitalized software costs charged to expenses for periods presented is as follows:

                      1986                    $3,234
                      1987                     4,865
                      1988                     9,080
                      1989                    10,501
                      1990                     9,527
                      1991                     7,358
                      1992                     6,219
                      1993                     1,719
                      1994                       288
                      1995                     1,728
                      1996                     1,728
                      1997                     2,470

                    ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                       NOTES TO FINANCIAL STATEMENTS

1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

CASH AND CASH EQUIVALENTS: Cash and cash equivalents generally consist of cash, certificates of deposit, time deposits, commercial paper and other money market instruments. The Company invests its excess cash in deposits with major banks, and commercial paper of investment grade companies and, therefore bears minimal risk. These securities have original maturity dates not exceeding three months. Such investments are stated at cost, which approximates fair value, and are considered cash equivalents for purposes of reporting cash flows.

ADVERTISING COSTS: Costs incurred for producing and communicating advertising are expensed when incurred.

2 -	FEDERAL INCOME TAXES

Effective as of January 1, 1992, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109 Accounting for Income Taxes which establishes generally accepted accounting principles for the financial accounting measurement and disclosure principles for income taxes that are payable or refundable for the current year and for the future tax consequences of events that have been recognized in the financial statements of the Company and past and current tax returns. The change had no effect on prior years results.

The provision for Federal Income Taxes consisted of:
                                           1997         1996         1995
                                        ----------   ----------   ----------
    Currently payable                    $81,148       $70,845     $152,265
    Deferred                                 411         4,876      (15,837)
                                        ----------   ----------   ----------
    Provision for Federal Income Taxes   $81,559       $75,721     $136,428
                                        ==========   ==========   ==========

The components of the net deferred tax (asset) liability at December 31, were as follows:

                                           1997         1996          1995
                                        ----------   ----------    ---------
    Depreciation                       $  19,969     $  18,523     $  16,116
    Accrued vacation payable              (5,744)       (4,154)       (3,982)
    Allowance for uncollectible
     accounts receivable                    (437)         (437)         (437)
    Realized loss due to impairment
     of marketable securities                  -             -       (16,984)
    Unused capital loss carryforward     (13,788)      (14,343)            -
                                        ----------    ---------     ---------
                                        $      -     $    (411)     $ (5,287)
                                        ==========    =========     =========

                      ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

2 - FEDERAL INCOME TAXES (continued)

The differences between the provision for income taxes and income taxes computed using the U.S. federal income tax rate were as follows:

                                            1997         1996          1995
                                        ----------    ---------     ---------
    Amount computed using
    the statutory rates                   $81,148      $70,845      $152,265
    Increase (reduction):
    Deferred tax (asset) liability            411        4,876       (15,837)
                                        ----------    ---------     ---------
    Provision for Federal Income Taxes    $81,559      $75,721      $136,428
                                        ==========    =========     =========

3 -	PUBLIC OFFERING OF COMMON STOCK

The Company sold 3,000,000 shares of its unissued common stock to the public on November 12, 1984. An offering price of $.30 per share was arbitrarily determined by the underwriter.

4 -	COMPENSATED ABSENCES

FASB Statement No. 43 requires employers to accrue a liability for employees' compensation for certain future absences. Liabilities for vacation pay in the amounts of $16,896 and $12,218 have been accrued as of December 31, 1997, and 1996, respectively.

5 -	LEASES

The Company has no obligation under capital lease arrangements.

The Company rents its facility under a three (3) year operating lease commencing on the 1st day of December, 1996. The Company leases the facility from the Port of Kennewick, who with the assistance of federal economic development funds (EDA), has constructed a building for the purpose of leasing space to new or expanding high tech and electronic industries. The Company will pay as rental for 6,275 square feet of building space the sum of $24,096.00 per year, payable monthly in advance at the rate of $2,008.00 per month.

A leasehold tax of $257.83 per month is due in addition to the $2,008.00 monthly rent. For the second and any following years of the renewed term, the parties agree that any rental amount be increased by the Consumer Price Index-Pacific Cities and US City Average-All Items Indexes using the US City Average for the 12 month period preceding. The rental expense for 1997, 1996 and 1995 were as follows: 1997 = $27,670; 1996 = $21,428; 1995 = $21,428.

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                       NOTES TO FINANCIAL STATEMENTS

5 - LEASES (continued)

The following is a schedule of estimated future minimum rental payments required under the above operating leases over the next five succeeding fiscal years:

          		Year ending December 31,      Amount
            ------------------------      ------
			                  1998	              		27,652
                  			1999	              		25,348
                  			2000	             		   -0-
                  			2001	             		   -0-
                  			2002	             		   -0-

6 -	FOREIGN SALES

The Company's revenues fall into three major customer categories, Domestic, Export, and US Government Sales. A percentage breakdown of E.S.T.'s major customer categories for the years of 1997 and 1996 are as follows:

                                    	  1997 		      1996
                                   ----------    -----------
              Domestic Sales			        58%		         61%
              Export Sales		       	   24%	      	   17%
              US Government Sales		    18%		         22%

	The geographic distribution of foreign sales for 1997 and 1996 is as follows:

                                       1997         1996
                                   ----------     ----------
              Brazil                    21           15
              Malaysia                  14            -
              Philippines               12           14
              Croatia                   12           14
              Chile                     10            -
              Mexico                     6           25
              South Korea                6            4
              Canada                     5            3
              Ecuador                    5            2
              Israel                     3            3
              Ghana                      2            -
              Cyprus                     2            -
              Slovenia                   1            -
              Thailand         less than 1            -
              Venezuela        less than 1           16
              Costa Rica                 -            2
              Peru                       -            2

7 -	PROFIT SHARING SALARY DEFERRAL 401-K PLAN

The Company sponsors a Profit Sharing Plan and Salary Deferral 401-K plan and trust. All employees over the age of 21 are eligible. The Company is not making contributions under the current plan agreement.

                        ELECTRONIC SYSTEMS TECHONOLOGY, INC.

                           NOTES TO FINANCIAL STATEMENTS

8 -	STOCK OPTIONS

On February 3, 1995, stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuous tenure.  The options have an exercise price of $0.31 per share.  Options may be exercised any time during the period from
February 3, 1995, through February 2, 1998.  Following is a summary of transactions:
                                      						Shares under Option
                                            -------------------
    		Outstanding, beginning of year	            	 175,000
    		Granted during year 	                           			0
    		Canceled during year	                           			0
    		Exercised during year	               		            0
                                                   --------
    		Outstanding, end of year	                  	 175,000
                                                   ========

On February 9, 1996, stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuous tenure.  The options have an exercise price of $.42 per share.  Options may be exercised any time during the period from
February 9, 1996, through February 9, 1999.  Following is a summary of transactions:
                                        						Shares under Option
                                              -------------------
     		Outstanding, beginning of year	            	 200,000
     		Granted during year	                            			0
     		Canceled during year                           				0
     		Exercised during the year	            	            0
                                                    --------
     		Outstanding, end of year                  		 200,000
                                                    ========

On February 7, 1997, stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuous tenure. The options have an exercise price of $0.28 per share. Options may be exercised any time during the period from February 7, 1997, through February 7, 2000. Following is a summary of transactions:

 						                                        Shares under Option
                                             -----------------------
		      Outstanding, beginning of year		                  	0
      		Granted during year	                      		 215,000
      		Canceled during year	                           			0
      		Exercised during the year		                        0
                                                    ---------
      		Outstanding, end of year	                  	 215,000
                                                    =========

                      ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

8 - STOCK OPTIONS (continued)
                                               1997	         1996
                                            -----------   -----------
		Option price range at end of year	     	$.28 to $.42  	$.31 to $.42
		Option range for exercised shares	            	None Exercised
		Weighted average fair value of
		options granted during the year 	    		      $.28	          $.42

The following table summarizes information about fixed-price stock options outstanding at December 31, 1997:

                                      		  Weighted
	                        Number		     	  	Average	          	Weighted
    	Range of	        Exerciseable &    	Remaining	         	Average
   		Exercise        	Outstanding	 			  Contractual	        	Exercise
    		Prices	        	at 12/31/97     		  		Life	           		Price
   -------------      --------------    -----------         ----------
      	$.31	            	175,000				      1 years	           		$.31
      	$.42	            	200,000	      			2 years	           		$.42
      	$.28            		215,000	       		3 years		           	$.28

After termination of employment, stock options may be exercised within 90 days. During the 12 months ended December 31, 1997, 150,000 shares under option expired and no shares under option were exercised. At December 31, 1997, there are 590,000 shares reserved for future exercises.

The Company has adopted the disclosure-only provisions of Statement of
Financial Accounting Standards No. 123, "Accounting for Stock-Based
Compensation."  Accordingly, no compensation cost has been recognized for the stock option plan.  Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1997 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated
below:
                             		   				     1997	        1996
                                        ----------    ---------
		     Net earnings-as reported         	$166,201    	$158,735
     		Net earnings-pro forma	         	  141,925	     124,850
     		Earnings per share-as reported	      .03 		       .03
     		Earnings per share-pro forma	        .03 	     	  .02

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997; dividend yield equaled 0; expected volatility of 52.37%, risk-free interest rate of 5%; and expected lives of 3 years.

                       ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                          NOTES TO FINANCIAL STATEMENTS

9 -	EMPLOYEE PROFIT SHARING BONUS PROGRAM (NON-QUALIFIED)

On December 11, 1992, the Board of Directors revised the Employee Profit
Sharing bonus Program as follows.  The Company makes contributions to the
Program in accordance with the following formula:  After the Company's
"net profit before tax" reaches $100,000, the Company sets aside $10,000 for the Program.  Thereafter, the Company adds 8% of the "net profit before tax" to the Program.
                      				NET PROFIT       		COMPENSATION TO FUND
                          ----------         --------------------
                       				$ 100,000     		$10,000 + 8% Of amount over
                                       							$100,000 NET PROFIT

10 -	CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable. As of December 31, 1997, the Company had cash and cash equivalents with Seattle First National Bank with a combined balance of $385,032 which is $285,032 in excess of the FDIC insured amount. At December 31, 1997, the Company held commercial paper in the amount of $615,000 which was not FDIC insured. At December 31, 1997, the Company had cash deposits with Pioneer Bank with a balance of $112,189 which is $12,189 in excess of the FDIC insured amount. At December 31, 1997, the Company had cash deposits with First Savings Bank of Washington with a balance of $110,400 which is $10,400 in excess of the FDIC insured amount. Additionally, at December 31, 1997, the Company had cash deposits with Pacific One Bank with a combined balance of $117,120 which is $17,120 in excess of the FDIC insured amount. At December 31, 1997, the Company had cash deposits with Piper Jaffray with a balance of $127,289, which is not FDIC insured.

Concentrations of credit risk with respect to trade accounts receivable are generally diversified due to the geographic dispersion of the Company's customer base.

11 -	RELATED PARTY TRANSACTIONS

For the years ended December 31, 1997, 1996, and 1995 services in the amount of $82,490, $52,199, and $51,974 respectively, were contracted with a manufacturing process company of which the owner/president is a member of the Board of Directors of Electronic Systems Technology, Inc.

The Company purchases certain key components necessary for the production of its products from sole suppliers. The components provided by the suppliers could be replaced or substituted by other products, if it became necessary to do so. It is possible that if this action became necessary, a material interruption of production and/or material cost expenditures could take place.

                        ELECTRONNIC SYSTEMS TECHNOLOGY, INC.

                            NOTES TO FINANCIAL STATEMENTS

12 -	MARKETABLE SECURITIES

The Company has adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 establishes generally accepted accounting principles for the financial accounting, measurement and disclosure principals for (1) investments in equity securities that have readily determinable fair market value and (2) all investments in debt securities.
The change had no effect on prior year's results.

All of the marketable securities held by the Company consisted of securities "available-for-sale", as defined by SFAS No. 115. The securities held determined in computing realized gain or loss is the specific identification method. During 1995, a total loss of $49,953 was recognized by the Company due to impairment of the value of the marketable securities held by the Company.
As of March 31, 1996, the Company had liquidated its marketable securities investment.

The following information is as of December 31, 1997, and 1996:

                                             	      1997    	         1996
                                                 -----------      -----------
		Aggregate fair value of marketable securities		$    --	         $     --
 	Gross unrealized holding gains	          	          --	               --
		Gross unrealized holding losses		                   --	               --
		Gross unrealized loss due to impairment
		 in marketable securities		                         --	               --
		Amortized cost basis			                             --	               --

Changes in marketable securities for the period ended December 31, 1997, and 1996 are as follows:

 	Cost	                                       			$    --         	$ 171,070
		Dividends and capital gains reinvested 		           --  	             --
		Sale of securities			                               --         	 (117,595)
		Realized loss due to impairment
		 in marketable securities		                         --        	   (49,953)
		Realized loss on sale of securities	                --	            (3,522)
                                                ------------     ------------
		Fair market value		                           	$        0	      $       0
                                                ============     ============

The Company was included in the class action suit settlement against the manager of the Company's marketable securities investments, Piper Jaffray. The Company received settlement payments of $11,288 during 1996 and $1,633 during 1997, and expects to receive periodic settlement payments of similar amounts in 1998.

                      ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

13 -	CHANGE IN ACCOUNTING PRINCIPLE

Effective January 1, 1995, the Company changed its method of accounting for Debt and Equity Securities to conform with requirements of the Financial Accounting Standards Board. This change was adopted by the Company as of January 1, 1995, but was not reported on subsequent filing with the Commission until the Form 10-Q for the quarter ending March 31, 1996. The effect of this change was to increase net income for 1995 by $3,287, which resulted in an amount of $0.0006 per share. The cumulative effect of the change of $3,287 is shown as a one-time credit to income for 1995.

14 -	STOCK REPURCHASE PLAN

On March 26, 1996, the Company's Board of Directors authorized the establishment of a plan for the repurchase of the Company's common stock. Pursuant to the Plan, the Company could repurchase shares of its common stock in open market transactions through broker and dealers, up to the amount allocated by the Plan of $100,000. Repurchase transactions could continue through June 30, 1996. On June 6, 1996, the Company's Board of Directors authorized the establishment of a plan for the repurchase of the Company's common stock with terms and conditions identical to the Plan expiring June 30, 1996. The plan approved June 6, 1996, would be in effect from July 1, 1996, through September 30, 1996. At the conclusion of the established repurchase Plan on September 30, 1996, $23,981 of the funds allocated by the Plan had been expended by the Company to repurchase a total 53,000 shares.
The transactions for shares repurchased under the Plan were completed by September 30, 1996. The subject shares were canceled from the Company's outstanding shares and were therefore removed from the Company's outstanding common shares.

NOTE - CASH DISTRIBUTION

On June 5, 1997, the Company declared a one-time, non-cumulative, cash distribution to shareholders of record as of June 20, 1997 of $0.01 per share of common stock, with a payable date of July 11, 1997. The payment of the cash distribution was completed by July 11, 1997, for a total dollar value of $49,537.

                             ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                                   SELECTED FINANCIAL DATA

For the five years
ended December 31,         1997            1996            1995           1994           1993
                      ----------------------------------------------------------------------------
Sales                  $1,337,303      $1,190,304      $1,535,071    $1,197,720     $1,444,039

Gross profit              762,140         699,453         932,485       732,340        846,292

Income (Loss)
  before provision
  for income taxes        247,760         234,456         404,137       290,839        438,192

Provision for
  income taxes             81,559          75,721         136,428       104,899        144,970

Net income                166,201         158,735         267,709       185,940        293,222

Net income per share         0.03            0.03            0.05          0.04           0.06

Weighted average
  number of shares
  outstanding           5,521,283       5,478,558       5,433,174      5,360,982     5,345,844

Total Assets            2,205,811       2,042,709       2,010,772      1,597,612     1,540,141

Long-term debt and
  capital lease
  obligations                   -               -               -              -             -

Stockholders' equity    2,128,598       2,011,934       1,877,180      1,555,558     1,403,744

Stockholders' equity
   per share                 0.43            0.41            0.37           0.31          0.28

Working capital         1,988,266       1,861,527       1,723,823      1,449,848     1,297,738

Current Ratio              26.7:1          61.5:1          13.9:1         44.9:1        10.5:1

Equity to total assets        96%             98%             93%            97%           91%